EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of 11/30/22 by and between Michael Strober, an individual resident of New York (“Executive”), and Nexstar Media Inc., a Delaware corporation (the “Company”).

The Company desires to retain the services of Executive as Executive Vice President & Chief Revenue Officer of the Company, and Executive desires to be employed by the Company under the terms and conditions of this Agreement.

In consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Position and Duties. Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Company will employ Executive and Executive will serve as Executive Vice President & Chief Revenue Officer of the Company based in the Company’s New York City offices. In such position, Executive will perform such duties as shall be reasonably assigned to him from time to time by the Company’s Chief Executive Officer (the “CEO”), its President (the “President”), and/or its Board of Directors (the “Board”), which are commensurate and consistent with the duties of an Executive Vice President & Chief Revenue Officer. Executive will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs and serving on other boards, provided, that such activities do not materially interfere with the performance of Executive’s duties hereunder and, with respect to service on any board, the CEO has consented thereto. Consent is herein granted for Executive to continue to serve on the board of directors of and hold an equity interest in the entity known as datafuelX, subject to compliance with the Company’s Business Conduct Policy which includes provisions related to outside activities and conflicts of interest. In addition, Executive may continue to perform services for Topwater Advisors through January 31, 2023.
2.
Term of Employment. Unless terminated earlier as provided below, the Company’s employment of Executive under this Agreement will commence on January 1, 2023, and continue until April 30, 2026, (the “Term”), provided, however, that the Term will be automatically renewed and extended for successive one-year period(s) unless, at least ninety (90) days prior to the end of the Term or any subsequent renewal term, Executive or the Company gives written notice to the other party of the notifying party’s intent not to extend the Term or any renewal term.
3.
Termination. The Company’s employment of Executive under this Agreement shall terminate prior to the end of the Term, or any subsequent renewal term, specified in Paragraph 2 hereof only under the following circumstances:
(a)
Death. Executive’s death, in which case Executive’s employment will terminate on the date of death.
(b)
Disability. If, as a result of Executive’s illness, physical or mental disability or other incapacity, Executive is unable to substantially perform, with or without reasonable

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accommodation (as defined under the Americans with Disabilities Act), Executive’s material job duties under this Agreement for any period of six (6) consecutive months, and after receiving thirty (30) days written notice of termination by the Company to Executive (which may occur after the end of such six-month period), Executive shall not have returned to the performance of Executive’s job duties hereunder on a full-time basis, then the Company may terminate Executive’s employment hereunder.
(c)
Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause, such termination to be effective as of the date stated in a written notice of termination delivered by the CEO to Executive. Any termination under this Paragraph 3(c) shall not also be deemed to be a termination under Paragraph 3(d) hereof. For the purposes of this Agreement, “Cause” is defined to mean any of the following activities by Executive: (i) the conviction of Executive for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates; (ii) substantial repeated failure to perform material job duties which are reasonably directed by the CEO or the Board and which are consistent with the terms of this Agreement and the position specified in Paragraph 1, which is not cured within thirty (30) days after written notice thereof to Executive; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other willful breach of a material provision of this Agreement, which is not cured within thirty (30) days after written notice thereof to Executive.
(d)
Termination by the Company Other Than for Cause. The Company may terminate Executive’s employment for any reason or for no reason, other than for Cause and including in connection with a Change in Control (as defined in Paragraph 21(d)), upon thirty (30) days prior written notice to Executive. Such termination will be effective as of the date stated in a written notice of termination delivered by the CEO to Executive.
(e)
Termination by Executive for Good Reason. Executive may terminate his employment hereunder at any time for Good Reason, such termination to be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect). For purposes of this Agreement, “Good Reason” shall mean any of the following (i) a material reduction in the job duties, responsibilities, authority, or position of Executive, (ii) a material breach by the Company of a material provision of this Agreement, which has not been cured by the Company within thirty (30) days after written notice of noncompliance has been given by Executive to the Company, (iii) any requirement that Executive relocate or maintain an office more than one hundred (100) miles from New York City, or (iv) a reduction in Executive’s base salary unless the reduction is part of an across-the-board reduction implemented by the Company. A termination of Executive’s employment for Good Reason in accordance with this Paragraph 3(e) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
(f)
Voluntary Termination by Executive Without Good Reason. Executive may voluntarily terminate his employment hereunder for any reason or for no reason upon thirty (30) days prior written notice to the Company. Such termination shall be effective as of the date stated

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in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect).

In no event will the termination of Executive’s employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein. Any termination of Executive’s employment pursuant to this Paragraph 3 will be deemed to include a resignation by Executive of all positions with the Company and each of its subsidiaries and affiliates.

4.
Compensation.
(a)
Base Salary. During the Term, and any subsequent renewal term, Executive will be entitled to receive an annual base salary (“Base Salary”) at the rate specified below:

Period	Base Salary
From January 1, 2023 and thereafter	$700,000.00

The Company shall pay to Executive his Base Salary ratably during each 12-month period under this Agreement on a basis consistent with other Company executives.

(b)
Bonus Incentives. Executive will be eligible to receive annual incentive compensation (the “Bonus”) as set forth in Schedule A attached hereto.

Subject to the approval of the CEO and the Compensation Committee, the Company shall pay Executive a single sum cash amount equal to the Bonus, if any, earned in accordance with this Paragraph 4(b) within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the Company’s audited financial statements for the appropriate fiscal year. Executive will be eligible to receive payment of his Bonus, if any, provided Executive is employed on the date of payment, except that the Executive will be eligible to receive a “Prorated Bonus” payment for the year in which the Executive terminates employment under the circumstances described in Paragraph 6. Any Prorated Bonus shall be determined by multiplying (i) the actual Bonus the Executive would have been due for the full year based on actual results for such year had the Executive remained employed through the payment date by (i) a fraction, the numerator of which is the number of days between (and inclusive of) the first day of the applicable bonus program year and the date of the Executive’s termination of employment, and the denominator of which is the total number of days in the applicable bonus program year), such Prorated Bonus to be payable at the same time bonuses under the annual incentive plan are paid to other senior executives of the Company (and in all events no later than March 15 of the calendar year following the calendar year in which the Executive incurs a termination of employment).

(c)
Equity Incentives. After 12 months of employment, Executive shall be eligible to participate in the Company’s equity compensation program on a basis consistent with the other Company executives. In addition, Executive will be eligible to receive an initial equity grant of 10,000 NXST RSU’s as described in Schedule B attached hereto.
5.
Fringe Benefits. During the Term and any subsequent renewal term,

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(a)
Executive shall be entitled to participate, at the Company’s expense, in any retirement plan, pension plan, life insurance plan, health insurance plan or fringe or other comparable benefit plan which the Company from time to time makes available generally to its corporate executive employees.
(b)
Executive shall also be entitled to paid vacation for each year during the Term, or any subsequent renewal term subject to the terms of the Company’s paid vacation program except that Executive’s accrual rate will be set at 120 hours per year; provided however, that any vacation not taken as of the end of any calendar year will be forfeited.
(c)
Executive will receive $750.00 per month for automobile allowance and a $100 cellphone allowance, with the cell phone allowance being subject to his acceptance of the terms and conditions of the Company’s cell phone stipend policy.
(d)
Executive will be reimbursed by the Company for all approved business expenses (which approval shall not be unreasonably withheld) incurred by him on behalf of the Company upon presentation of appropriate documentation.
6.
Termination Payments.
(a)
Termination Due to Death or Disability. In the event the Executive incurs a termination of employment under Paragraphs 3(a) or 3(b), the Company will make the following payments to the Executive (or Executive’s estate):
(i)
all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4(a), which shall be paid in a lump sum within 30 days of the Executive’s termination of employment,
(ii)
an amount equal to all accrued but unused vacation time (calculated at the rate of Base Salary in effect on such date), which shall be paid in a lump sum within 30 days of the Executive’s termination of employment,
(iii)
an amount equal to any earned but unpaid Bonus relating to performance periods preceding the year of the Executive’s termination of employment (amounts payable under subparagraphs (i), (ii) and (iii) shall be referred to as “Accrued Benefits”), and
(iv)
an amount equal to the Executive’s Prorated Bonus, which shall be paid in accordance with Paragraph 4(b).
(b)
Termination by the Company for Cause or Voluntary Termination by Executive Without Good Reason. In the event the Executive incurs a termination of employment under Paragraphs 3(c) or 3(f), the Company will pay to the Executive (or Executive’s estate pursuant to Paragraph 6(a) hereof) and amount equal to his Accrued Benefits, in a lump sum within 30 days of the Executive’s termination of employment.
(c)
Termination by the Company Other than for Cause or Termination by the Executive for Good Reason. In the event the Executive incurs a termination of employment under Paragraphs 3(d) or 3(e) then the Company shall pay the Executive an amount equal to the Executive’s Accrued

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Benefits. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement, non-compensation, non-solicitation and other restrictive covenants in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective and irrevocable, all within sixty (60) days of the Executive’s termination of employment under Paragraphs 3(d) or 3(e) (“Release Period”) the Company will pay to the Executive the following benefits:
(i)
an amount equal to twelve (12) months Executive’s then current Base Salary, in a lump sum within sixty (60) days of the Executive’s termination of employment,
(ii)
in the event the Executive’s termination of employment is described under Paragraph 3(d), an amount equal to the Executive’s Prorated Bonus, which shall be paid in a lump sum in accordance with Paragraph 4(b),
(iii)
in the event the Executive’s termination of employment is described under Paragraphs 3(e), an amount equal to the Executive’s Prorated Bonus, except that the Prorated Bonus shall be determined based on the Executive’s target Bonus in effect on the date of the Executive’s termination of employment and shall be payable within sixty (60) days of the Executive’s termination of employment, and
(iv)
an additional $29,000.00.
(d)
The receipt of any severance payments or benefits pursuant to Paragraph 6(c) shall be subject to (i) the Executive’s submission to the Company of an executed Separation Agreement and Release that becomes fully effective within the Release Period and (ii) the Executive’s compliance with Paragraph 7 and the Separation Agreement and Release. In the event an executed Separation and Release Agreement does not become fully effective within the Release Period or the Executive has failed to comply with Paragraph 7 and the Separation Agreement and Release, the Executive shall forfeit his right to receive any severance payments or benefits under Paragraph 6(c) and the Company shall have the right to recoup from the Executive any previously made severance payments or benefits under Paragraph 6(c).
7.
Covenant Not to Compete and Non-Disclosure.
(a)
During the term of Executive’s employment pursuant to this Agreement and for a period of one (1) year thereafter, Executive covenants and agrees that Executive will not within any DMA (as determined from time to time by the A.C. Nielsen Company or its successor) in which the Company operates a television broadcast facility on the date that Executive’s employment by the Company terminates (or in which the Company has agreed to acquire, or the Board has approved pursuing (and the Company has not abandoned) the acquisition of, a television broadcast facility on or prior to such date) whether directly or indirectly, with or without compensation, (x) enter into or engage in the business of television broadcasting, (y) be employed by, act as a consultant to, act as a director of or own beneficially five percent (5%) or more of any class of equity or debt securities of any corporation or other commercial enterprise in the business of television broadcasting, or (z) solicit or do any business with respect to television broadcasting

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with any then-existing customers of the Company. During the one (1) year after Executive’s employment with the Company terminates, neither Executive nor any of Executive’s affiliates will hire, solicit, employ or contract with respect to employment any officer or employee of the Company. For purposes of this Paragraph 7, the term “Company” will include the Company and each of its subsidiaries or other affiliates, and each such entity is an express third-party beneficiary of this Agreement.
(b)
Executive agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to Executive, all Executive’s right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by Executive, solely or in concert with others, during the term of Executive’s employment by the Company, which relate to the business, activities or facilities of the Company, or resulting from or suggested by any work Executive may do for the Company or at its request. Executive further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully during Executive’s employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to the Company all documents requested by it in connection therewith.
(c)
Except as expressly set forth below, Executive agrees, whether during Executive’s employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing or pursuant to the normal exercise of Executive’s responsibilities hereunder, not to disclose to others, use for Executive’s or any other Person’s (as defined herein) benefit, copy or make notes of any confidential information or trade secrets or relating to the business, activities or facilities of the Company which may come to Executive’s knowledge prior to or during Executive’s employment pursuant to this Agreement or thereafter. Executive will not be bound to this obligation of confidentiality and nondisclosure if:
(i)
the information in question has become part of the public domain by publication or otherwise through no fault of Executive;
(ii)
the information in question is disclosed to the recipient by a third party and Executive reasonably believes such third party is in lawful possession of the information and has the lawful right to make disclosure thereof; or
(iii)
Executive is required to disclose the information in question pursuant to applicable law or by a court of competent jurisdiction.

Pursuant to 18 U.S.C. §1833(b), Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade

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secret to his attorney and use the trade secret information in the court proceeding if he (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict him from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(d)
Upon termination of employment pursuant to this Agreement, Executive will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in Executive’s possession or control and which are the property of the Company.
(e)
The parties understand and agree that the remedies at law for breach of the covenants in this Paragraph 7 would be inadequate and that the Company will be entitled to seek injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants. If any of these covenants will at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant will be deemed modified to the extent necessary to render it enforceable.
8.
Entire Agreement. This Agreement, together with any Company long-term incentive plans and/or restricted stock award or option agreements between Executive and the Company, embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for therein. If any of the terms of this Agreement conflict with terms of any Company long-term incentive plans or restricted stock award or option agreements between Executive and the Company, then the terms of this Agreement shall control, govern and be given full force and effect.
9.
No Assignment. This Agreement shall not be assigned by Executive without the prior written consent of the Company and any attempted assignment without such prior written consent shall be null and void and without legal effect; provided, however, that in the case of Executive’s death or disability this Agreement may be enforced by Executive’s executors, personal representatives or guardians, to the extent applicable. This Agreement shall not be assigned by the Company without the prior written consent of Executive except to any successor to the business of the Company.
10.
Notices. All notices, requests, demands and other communications hereunder will be deemed to have been duly given when (i) delivered by hand or if mailed, by certified or registered mail, with postage prepaid; (ii) hand delivered; or (iii) sent overnight mail or overnight courier:
(a)
If to Executive, then to his address on file with the Company’s Payroll Department, or as Executive may otherwise specify by prior written notice to the Company; and

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(b)
If to the Company, then to Nexstar Media Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062, Attention: Perry A. Sook or as the Company may otherwise specify by prior written notice to Executive.
11.
Amendment; Modification. This Agreement may not be amended, modified or supplemented other than in a writing signed by both parties hereto.
12.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
13.
Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.
14.
Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
15.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.
16.
Legal Fees. In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) shall be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.
17.
Representations. Executive represents and warrants to the Company that Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity.
18.
Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
19.
Withholding of Taxes. All payments made to Executive under this Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, as amended, federal income tax, state income tax, and all other applicable laws and regulations.
20.
Binding Arbitration.
(a)
Generally. The arbitration procedures described in this Paragraph 20 will be the sole and exclusive method of resolving and remedying any claim under this Agreement (each such claim, a “Dispute”); provided that nothing in this Paragraph 20 will prohibit a Person from

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instituting litigation to enforce any Final Arbitration Award (as defined herein). Except as otherwise provided in the Employment Arbitration Rules of the American Arbitration Association as in effect from time to time (the “AAA Rules”), the arbitration procedures described in this Paragraph 20 and any Final Arbitration Award (as defined herein) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Texas from time to time. “Person” for the purposes of this Agreement means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any governmental entity.
(b)
Notice of Arbitration. If a Person asserts that there exists a Dispute, then such Person (the “Disputing Person”) will give each other Person involved in such Dispute a written notice setting forth the nature of the asserted Dispute. If all such Persons do not resolve any such asserted Dispute prior to the 10th business day after such notice is given, then any of them may commence arbitration pursuant to this Paragraph 20 by giving each other Person involved in such Dispute a written notice to that effect (an “Arbitration Notice”), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.
(c)
Selection of Arbitrator. An arbitrator will be selected in accordance with the AAA Rules.
(d)
Conduct of Arbitration. The arbitration will be conducted in the Dallas, Texas, metropolitan area under the AAA Rules, as modified by any written agreement among the Persons involved in the Dispute in question. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the Persons involved will use all reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon all Persons and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such Persons or to correct manifest clerical errors.
(e)
Enforcement. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.
(f)
Attorneys’ Fees and Expenses. Each prevailing Person in any arbitration proceeding described in this Paragraph 20 will be entitled to recover from any non-prevailing Person(s) its reasonable costs and attorneys’ fees in addition to any damages or other remedies awarded to such prevailing Person. As part of any Final Arbitration Award, the arbitrator may designate the prevailing Person(s) for purposes of this Paragraph 20.
21.
280G Net-Better Cut Back.
(a)
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”)

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would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.
(b)
All determinations required to be made under this Paragraph 21 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Executive that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in Paragraph 21(c).
(c)
In the event the Internal Revenue Service adjusts the computation of the Company under Paragraph 21(b) so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee, within 30 days after such adjustment.
(d)
For purposes of this Agreement, “Change in Control” means the occurrence of one of the following events:
(i)
if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

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(ii)
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)
the stockholders of the Company approve and subsequently consummate a merger or consolidation of the Company or a Subsidiary with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or the entity surviving any merger with the Company) or a direct or indirect parent corporation of the Company (or the entity surviving any merger with the Company)) outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or
(iv)
the stockholders of the Company approve and effectuate a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
22.
Code Section 409A. The benefits provided to Executive under Paragraphs 4, 5 and 6 of this Agreement (“Benefits”) are intended to comply with Section 409A of the Code or to otherwise be exempt therefrom.
(a)
Notwithstanding anything herein to the contrary, if (a) Executive is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of Executive’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any Benefits or other payment or benefit provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in the manner otherwise provided without subjecting Executive to “additional tax”, interest or penalties under Section 409A of the Code, then any such Benefits or other payment or benefit that is payable during the first six months following Executive’s “separation from service” shall be paid or provided to Executive in a cash lump-sum on the first business day of the seventh calendar month following the month in which Executive’s “separation from service” occurs. Any Benefit or other payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Executive upon a “separation from service”.
(b)
Notwithstanding anything to the contrary in this Agreement, any Benefits or other payments or benefits provided under this Agreement that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1 (b)(9)(v)(A) or (C) shall be paid or provided to Executive only to the extent that the Benefits or other payments or benefits are not provided, beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the “separation from service” occurs.

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(c)
To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. For the purposes of this Agreement, each payment made pursuant to Paragraph 6 shall be deemed to be separate payments, amounts payable under Paragraph 6 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.
(d)
In no event may an Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.
23.
Termination of Previous Agreements. This Agreement replaces and terminates any previous employment agreements (including, without limitation, any supplements, addendums or amendments thereto) entered into between Executive and the Company and/or any of its affiliates and predecessors.

24. Indemnification. The Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless Executive and his heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which Executive may become subject which arise out of, are based upon or relate to Executive’s employment by the Company (and all services provided to the Company prior to such employment), including without limitation reimbursement for any legal or other expenses reasonably incurred by Executive in connection with the investigation of and defense against any such claims, suits, or proceedings. Notwithstanding the foregoing, however, the Company’s obligation to defend, indemnify and hold harmless contained in this paragraph shall not apply to claims between the Company and Executive (including Executive’s heirs, estate, executors and administrators) including, without limitation, disputes arising out of the terms of this Agreement, nor shall it apply to any claims or suits successfully adjudicated on the merits against Executive based upon Executive’s willful misconduct or gross negligence or Executive’s breach of any term of this Agreement (in which event Executive shall promptly return to the Company all legal and other expenses paid on his behalf). The Company also agrees to maintain directors and officers insurance in an amount and of a type reasonably appropriate for the Company’s business, and to name Executive as an additional insured for so long as he serves as an officer of the Company. This paragraph shall survive the termination of Executive’s employment with the Company and/or this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made effective as of the day and year first above written.

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/s/ Michael Strober
Michael Strober
Executive

ACCEPTED AND AGREED:

NEXSTAR MEDIA INC.

/s/ Perry A. Sook
Perry A. Sook Chairman & Chief Executive Officer

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SCHEDULE A

Performance Bonus Metrics:

Fiscal 2023:

•
25% earned if Nexstar Media Group, Inc. exceeds 90% of budgeted Net Advertising Revenue for the fiscal year
•
50% earned based on executing the deliverables on the timelines outlined in the Polaris Project Plan
•
25% earned at the discretion of the CEO and/or Compensation Committee of the Board of Directors

Fiscal 2024 and 2025:

• 25% earned if the Local Division exceeds 95% of budgeted Net Advertising Revenue for the fiscal year

• 25% earned if the National Division exceeds 95% of budgeted Net Advertising Revenue for the fiscal year

• 25% earned if the Political Division exceeds 95% of budgeted Net Advertising Revenue for the fiscal year

• 25% earned at the discretion of the CEO and/or Compensation Committee of the Board of Directors

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SCHEDULE B

10,000 Restricted Stock Units

Issue Date of 1/2/23

Time Based Units

Total Units: 6,666

Vesting : 3,333 – 1/2/24

1,666 – 1/2/25

1,667 – 1/2/26

Performance Based Units

Total Units: 3,334

Vesting: 1,667 – 3/1/25

1,667 – 3/1/26

Vesting Metric: Earned if Total Net Advertising Revenue (Local, National, Political) of the company for the prior fiscal year exceeds 95% of budgeted Total Net Advertising Revenue

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